SCHEDULE A

TO THE

MULTIPLE CLASS PLAN PURSUANT TO RULE 18f-3

As Amended February 28, 2017

Name of Fund

Diamond Hill Small Cap Fund

Diamond Hill Small-Mid Cap Fund

Diamond Hill Large Cap Fund

Diamond Hill All Cap Select Fund

Diamond Hill Long-Short Fund

Diamond Hill Financial Long-Short Fund

Diamond Hill Corporate Credit Fund

Diamond Hill Research Opportunities Fund

Diamond Hill Mid Cap Fund

Diamond Hill High Yield Fund

Diamond Hill Short Duration Total Return Fund

Diamond Hill Core Bond Fund